EXHIBIT 10.1


                             SAGENT TECHNOLOGY, INC.
                             NOTE PURCHASE AGREEMENT

            This NOTE PURCHASE AGREEMENT, dated as of April 15, 2003, (this "Agreement") is entered into by and between Sagent Technology, Inc., a Delaware corporation with its principal executive offices at 800 West El Camino Real, Suite 300, Mountain View, California 94040 (the "Company"), and Group 1 Software, Inc., a Delaware corporation with its principal executive offices at 4200 Parliament Place, Suite 600, Lanham, Maryland, 20706 (the "Lender").

                                    RECITALS

            A. On October 24, 2002, the Company entered into an agreement with CDC Software Corporation ("CDC"), pursuant to which, among other things, CDC made secured loans to the Company of up to $7,000,000 in the aggregate (the "CDC Loans");

            B. On the terms and subject to the conditions set forth herein, the Lender is willing to purchase from the Company, and the Company is willing to sell to the Lender, secured promissory notes in the aggregate principal amount of up to $7,000,000;

            C. The Company will use a portion of the proceeds of the promissory note to be sold to Lender to repay in full all amounts outstanding under the CDC Loans;

            D. As a condition to the Lender's obligation to purchase such notes, the Company and the Lender will enter into (i) a Security Agreement, pursuant to which the Company will grant to the Lender a security interest in certain collateral and (ii) a Pledge Agreement, pursuant to which the Company will pledge to the Lender shares of stock of certain of the Company's subsidiaries; and

            E. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Note.

                                    AGREEMENT

            NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

            1. Definitions. As used in this Agreement, the following capitalized terms have the following meanings:

            (a) "Asset Purchase Agreement" shall mean that certain Asset Purchase Agreement dated as of the date hereof by and between the Lender and the Company.

            (b) "Closing" shall mean each of the First Closing and Second
Closing.

            (c) "Collateral" has the meaning given to it in the Security Agreement.

            (d) "Commission" shall mean the United States Securities and Exchange Commission.

            (e) "Common Stock" shall mean the common stock, par value $0.001 per share, of the Company.

            (f) "Company Disclosure Letter" has the meaning given to it in
Section 3.

            (g) "Company Intellectual Property" means any Intellectual Property that is owned or exclusively licensed by the Company.

            (h) "Event of Default" has the meaning given to it in the Note.

            (i) "First Closing" has the meaning given to it in Section 2(b).

            (j) "GAAP" shall mean generally accepted accounting principles as applied in the United States.

            (k) "Indebtedness" of any Person means, without duplication, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

            (l) "Intellectual Property" shall mean:

                  (i) all issued patents, reissued or reexamined patents,
            revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "Issued Patents");

                  (ii) all published or unpublished nonprovisional and
            provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively "Patent Applications" and, with the Issued Patents, the "Patents");

                  (iii) all copyrights, copyrightable works, semiconductor
            topography and mask works, including in each case any and all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "Copyrights");

                  (iv) all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, "Trademarks") and domain name registrations;

                  (v) all rights in and to domain name registrations; and

                  (vi) all technology, algorithms, inventions, designs,
            proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, databases, database compilations, user interfaces, hardware, software and processes and the confidentiality, and other intangible and proprietary rights subsisting therein.

            (m) "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the UCC or comparable law of any jurisdiction.

            (n) "Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition, results of operations or capitalization of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute a "Material Adverse Effect": any change, event or effect primarily resulting from or attributable to (i) changes in general industry or worldwide economic conditions that affect the Company (or the markets in which the Company competes) in a manner not disproportionate to the manner in which such conditions affect other companies in the industries or markets in which Company competes; (ii) changes in GAAP; (iii) any change in the market price or trading volume of the Common Stock after the date of this Agreement; (iv) any adverse circumstance, change or effect (including any termination or breach of employment, supplier, distributor, partner or similar relationships) resulting directly or indirectly from the announcement, pendency, execution, amendment, performance or any action rightfully taken in connection of the Asset Purchase Agreement; (v) any adverse circumstance, change or effect resulting directly from the taking of any action by the Company which the Asset Purchase Agreement requires the Company to take; (vi) any adverse circumstance, change or effect resulting directly or indirectly from the Company not receiving $2 million in proceeds from the Lender at the Second Closing; or (vii) any delisting of the Common Stock from the Nasdaq Stock Market.

            (o) "Material Contract" shall mean any agreement or contract to which the Company is a party and which has been filed by the Company with the Commission pursuant to the Company's reporting obligations under the Securities Exchange Act of 1934, as amended.

            (p) "Note" and "Notes" have the meanings given to them in Section 2(a).

            (q) "Permitted Liens" shall mean:

                  (i) Liens disclosed to Lender in the Company Disclosure Letter or arising under the Transaction Documents;

                  (ii) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Company maintains adequate reserves on its books;

                  (iii) Non-exclusive licenses or sublicenses of intellectual property granted in the ordinary course of Company's business consistent with past practice and, with respect to any licenses where Company is the licensee, any interest or title of a licensor or under any such license or sublicense;

                  (iv) Easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not constituting a Material Adverse Effect;

                  (v) Liens of carriers, warehousemen, mechanics, materialmen, vendors, landlords, depository institutions (including rights of setoff) and other Liens imposed by law incurred in the ordinary course of business for sums not yet overdue or being contested in good faith;

                  (vi) Deposits for workers' compensation, unemployment
            insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

                  (vii) Liens securing obligations under capital leases, the purchase price of equipment or indebtedness incurred for the purposes of financing the acquisition of equipment; provided that such lease or indebtedness is permitted under the Note and such Liens do not extend to property other than the property leased under such capital lease or the property so purchased or financed and any additions, accessions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof; and

                  (viii) Liens arising from judgments or any judgment liens in circumstances not constituting an Event of Default.

            (r) "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

            (s) "Pledge Agreement" shall mean the Pledge Agreement to be entered into between the Company and the Lender at the First Closing, which agreement shall be in substantially the form of Exhibit C attached hereto.

            (t) "Registered Intellectual Property" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

            (u) "Second Closing" has the meaning given to it in Section 2(c).

            (v) "Securities Act" shall mean the Securities Act of 1933, as amended.

            (w) "Security Agreement" shall mean the Security Agreement entered into between the Company and the Lender at the First Closing, which shall be in substantially the form attached as Exhibit B hereto.

            (x) "Subsidiary" shall mean, with respect to any Person, a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

            (y) "Third Party" shall mean any Person other than the Company, the Lender or any Affiliate of the Company and the Lender.

            (z) "Transaction Documents" shall mean this Agreement, the Notes, the Security Agreement and the Pledge Agreement.

            (aa) "UCC" shall mean the Uniform Commercial Code as in effect in the State of California from time to time.

            2. The Notes.

            (a) Issuance of Notes. The Company agrees to issue and sell to the Lender, and, subject to all of the terms and conditions hereof, the Lender agrees to purchase from the Company, secured promissory notes in the form of Exhibit A hereto (each, a "Note," and collectively, the "Notes") in the aggregate principal amount of up to $7,000,000.

            (b) First Closing. The first closing of the sale and purchase of the Notes (the "First Closing") shall take place at the offices of Cadwalader, Wickersham & Taft LLP, New York, New York 10038 on or before April 15, 2003 at 10:00 a.m. New York time. At the First Closing, the Company will deliver to the Lender a Note to be purchased by the Lender, against receipt by the Company of the corresponding purchase price of $5,000,000.

            (c) Second Closing. The second closing of the sale and purchase of the Notes (the "Second Closing") shall take place at the offices of Cadwalader, Wickersham & Taft LLP, New York, New York 10038, at 10:00 a.m. New York time, on a date that is within three (3) business days of the date on which the Lender's Board of Directors approves the Asset Purchase Agreement. At the Second Closing, the Company will deliver to the Lender a Note to be purchased by the Lender, against receipt by the Company of the corresponding purchase price of $2,000,000.

            3. Representations and Warranties of the Company. Except as set forth in writing in the disclosure letter supplied by the Company to the Lender and delivered concurrently with this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to the Lender that as of the date hereof:

            (a) Due Incorporation, Qualification, etc. The Company and each of its Subsidiaries (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation; (ii) has the requisite corporate power and authority to own and operate its assets and properties and carry on its business as now conducted; and (iii) is duly qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

            (b) Authority. The execution, delivery and performance by the Company of each Transaction Document to be executed by the Company and the consummation of the transactions contemplated thereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company.

            (c) Enforceability. Each Transaction Document executed, or to be executed, by the Company has been, or will be, duly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

            (d) Non-Contravention. The execution and delivery by the Company of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Certificate of Incorporation or Bylaws of the Company or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of the Company (other than any Lien arising under the Transaction Documents) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

            (e) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby, except for any notices required or permitted to be filed after the Closing with certain federal and state securities commissions and the filing of financing statements and filings with patent, trademark and copyright offices with respect to the Collateral.

            (f) No Violation or Default. Except with respect to the CDC Loans, the Company is not in violation of or in default with respect to (i) its Certificate of Incorporation or Bylaws or any material judgment, order, writ, or decree applicable to the Company; or (ii) any mortgage, indenture or other contract or agreement to which the Company is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), except in each case, where such violation or default, individually, or together with all such violations or defaults, would not reasonably be expected to have a Material Adverse Effect.

            (g) Title. The Company owns and has good and marketable title (in fee simple absolute in the case of real property) to, or a valid leasehold interest in, all its assets and properties as reflected in the audited consolidated financial statements of the Company for each of the fiscal years ended December 31, 2002 and December 31, 2001, as contained on the Company Disclosure Schedule (except those assets and properties disposed of in the ordinary course of business since the date of such financial statements). Such assets and properties are subject to no Liens, except for Permitted Liens.

            (h) Intellectual Property.

                  (i) The Company has good and marketable title to the
            Intellectual Property owned by it. To the Company's knowledge, the Company possesses legally enforceable rights to use all Intellectual Property used in the business of the Company. The Company has sole ownership of all Patents incorporated into any product of the Company or otherwise used in the business of the Company. To the Company's knowledge, the Company's owned Intellectual Property and other Intellectual Property licensed to the Company collectively constitutes all of the Intellectual Property necessary to enable the Company to conduct its business as such business is currently being conducted. To the Company's knowledge, there is no unauthorized use, disclosure or misappropriation of any Company Intellectual Property by any employee or former employee of the Company or by any other third party.

                  (ii) All Patents, registered Trademarks, registered service marks and registered Copyrights held by the Company are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts. To the Company's knowledge, the Company is not infringing, misappropriating or making unlawful use of, and it has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. There is no proceeding pending or, to the Company's knowledge, threatened, nor has any claim or demand been made that challenges the legality, validity, enforceability or ownership of any item of the Company Intellectual Property or alleges a claim of infringement of any Patents, Copyrights, Trademarks or service marks, or violation of any trade secret or other proprietary right of any third party. The Company has not brought a proceeding alleging infringement of the Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

                  (iii) The Company has taken all reasonable and customary
            measures and precautions necessary to protect and maintain the confidentiality of all Company Intellectual Property (except such Company Intellectual Property whose value would not be materially impaired by public disclosure) and otherwise to maintain and protect all Company Intellectual Property. To the Company's knowledge, all use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications, copyrights or trademarks owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party.

                  (iv) To the Company's knowledge, all third party licenses used by the Company that relates to the Intellectual Property are legal, valid, binding, enforceable and in full force and effect and will continue to be so following the consummation of the transactions contemplated hereby.

                  (v) The Company maintains a policy that provides that each of its employees and commissioned agents signs an assignment of inventions and confidentiality agreement. Each of the Company's employees and commissioned agents that has contributed to the development of any material portion of the Company's Intellectual Property has executed such an agreement.

                  (vi) Section 3(h)(vi) of the Company Disclosure Letter lists all Registered Intellectual Property owned by the Company.

            (i) Litigation. The Company does not have any pending or, to the Company's knowledge, threatened litigation, arbitration, actions or proceedings that involve the possibility of having a Material Adverse Effect on the Company.

            (j) Other Loans. Except for the CDC Loans, the Company does not have any indebtedness for borrowed money other than to the Lender.

            (k) Licenses and Permits. The Company (i) is in compliance with and
(ii) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

            (l) Taxes. The Company and each of its Subsidiaries has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

            (m) Subsidiaries. The Company does not have any Subsidiaries that own assets or properties material to the business, operations or financial condition of the Company, whether individually or in the aggregate.

            (n) Financial Statements. The audited consolidated financial statements of the Company for each of the fiscal years ended December 31, 2002 and December 31, 2001 comply as to form in all material respects with the applicable accounting requirements and the published rules and regulation of the Commission or other applicable rules and regulation with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto), and fairly present in all material respects the financial position of the Company and it Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended.

            (o) Projections. The financial projections of the Company delivered to the Lender prior to the date hereof were prepared by the Company in good faith and were based on reasonable assumptions of senior management of the Company. Nothing herein or in any of the Transaction Documents shall be deemed a representation, warranty or covenant that such projections will, in fact, be achieved.

            (p) Default of Indebtedness. Except with respect to the CDC Loans, the Company is not in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

            (q) Material Contracts. Each of the Material Contracts has been duly executed by the Company and creates a binding and enforceable obligation of the Company. The Company has performed in all material respects the obligations required to be performed by it to date under each Material Contract and the Company nor, to the Company knowledge any other party to such Material Contract is in default in any material respect or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a default thereunder. Company is not aware of any intention by any party to terminate or amend any Material Contract or, if Company intends to request a renewal, of any intention to refuse to renew the same upon expiration of its term.

            (r) Accounts Receivable. The Company is the sole and absolute owner of each accounts receivable that comprise the accounts receivable line item (as reserved for doubtful accounts) in the Company's consolidated balance sheet as of December 31, 2002. Each such accounts receivable is based on an actual sale and delivery of goods and/or services rendered by Company. Except as has been adequately reserved for under GAAP, each of the accounts receivable is valid and enforceable and the Company is not aware of any such accounts receivable being in dispute.

            (s) Solvency. Effective upon the First Closing and the repayment of CDC Loans, and assuming that the Company receives a full $2 million in proceeds from Lender pursuant to the Second Closing, the Company reasonably believes that it will be able to pay its debts (excluding any amounts owed to the Lender under any of the Transaction Documents) incurred in the ordinary course of its business as they originally become due during the three-month period beginning on the date hereof. The Company reasonably believes that the fair value of the Company's total assets exceeds the value of the Company's liabilities.

            (t) Equity Securities. The number of shares of common stock of the Company outstanding as of the date hereof (assuming the conversion of all outstanding convertible securities and the exercise of all outstanding in-the-money options and warrants), did not exceed 47 million shares.

            (u) Customer Contracts. The Company has previously delivered to its independent auditors copies of all customer agreements from which the Company has recognized $200,000 or more of revenue within any one fiscal quarter since January 1, 2001.

            (v) Accuracy of Information Furnished. None of the Transaction Documents and none of the other certificates, statements or information furnished to Lenders by or on behalf of the Company in connection with the Transaction Documents or the transactions contemplated thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            4. Representations and Warranties of the Lender. The Lender represents and warrants to the Company upon the acquisition of the Notes as follows:

            (a) Binding Obligation. The Lender has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is a valid and binding obligation of the Lender, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

            (b) Securities Law Compliance. The Lender has been advised that the Notes have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Lender is aware that the Company is under no obligation to effect any such registration with respect to the Notes or to file for or comply with any exemption from registration. The Lender has not been formed solely for the purpose of making this investment and is purchasing the Notes to be acquired by such Lender hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. The Lender has such knowledge and experience in financial and business matters that such Lender is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Such Lender is an accredited lender as such term is defined in Rule 501 of Regulation D under the Securities Act.

            (c) Access to Information. The Lender acknowledges that the Company has given the Lender access to the corporate records and accounts of the Company and to such other information in its possession relating to the Company, as the Lender has requested, and has made its officers and representatives available for interview by such Lender.

            (d) Going Concern. The Lender acknowledges that it is fully aware that the Company has incurred and continues to incur significant losses from its operations and that these facts raise substantial doubt about the Company's ability to continue as a going concern.

            5. Conditions to Closing of the Lender.

            (a) First Closing. The Lender's obligation to make the loan at the First Closing is subject to the satisfaction, at or prior to such Closing, of each of the following conditions, any of which may be waived, in whole or in part, by the Lender:

                  (i) Representations and Warranties. The representations and warranties made by the Company in Section 3 shall be true and correct in all material respects on and as of the date of such Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the date of such Closing, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company.

                  (ii) No Default. No Event of Default shall have occurred and be continuing on the date of such Closing, or would exist after giving effect to such Closing; provided, however that the Lender, in its sole discretion, may elect to waive this condition to Closing; and provided further that such waiver shall not be deemed a waiver of any such Event of Default for any other purpose.

                  (iii) Governmental Approvals and Filings. Except for any
            notices required or permitted to be filed after the date of such Closing with certain federal and state securities commissions, and the filing of a financing statement with the Delaware Secretary of State, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes and the granting of a perfected security interest in the Collateral in favor of the Lender.

                  (iv) Legal Requirements. The sale and issuance by the Company, and the purchase by the Lender, of the Notes shall be legally permitted by all laws and regulations to which the Lender or the Company is subject.

                  (v) Consents. The Company shall have obtained any and all
            consents reasonably necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents.

                  (vi) Officer's Certificate. Lender shall have received a
            certificate signed by the Chief Executive Officer of the Company, dated as of the date of such Closing and certifying the satisfaction of the conditions to Closing set forth in Sections 5(a)(i) and 5(a)(ii).

                  (vii) Secretary's Certificate. Lender shall have received a certificate of the Company executed by the Company's Secretary, attaching and certifying to the truth and correctness of (i) the Company's Certificate of Incorporation, as amended and then in effect, (ii) the Company's Bylaws and (iii) the resolutions of the Company's Board of Directors approving the transactions contemplated by this Agreement.

                  (viii) Good Standing Certificate. Lender shall have received a good standing certificate for the Company dated not more than 5 days prior to the date of such Closing, issued by the Secretary of State of Delaware.

                  (ix) Legal Opinion. Lender shall have received the executed legal opinion of Wilson Sonsini Goodrich & Rosati in substantially the form attached hereto as Exhibit D.

                  (x) Transaction Documents. The Company shall have duly
            executed and delivered to the Lender the following documents:

                        (A) A Note in the appropriate face amount as set forth
                  in Section 2(b);

                        (B) The Security Agreement;

                        (C) The Pledge Agreement; and

                        (D) All UCC-1 financing statements and other documents
                  and instruments that the Lender may reasonably request to perfect its security interest in the collateral described in the Security Agreement.

                  (xi) CDC shall have delivered to the Company (for purposes of this condition, delivery to the Company in escrow shall satisfy this condition) a termination statement releasing the Collateral (as such term is defined in that certain Security Agreement dated as of October 24, 2002 executed by the Company in favor of CDC (the "CDC Security Agreement")) from liens created under the CDC Security Agreement and shall have done all further acts and executed and delivered all further instruments and documents necessary to terminate the security interest granted under the CDC Security Agreement and Lender shall be satisfied that CDC has no Liens on any Collateral.

                  (xii) CDC and the Company shall have entered into a Settlement
            Agreement in form and substance satisfactory to Lender which agreement shall, among other things, (i) terminate all rights and obligations of the parties under the Pledge Agreement dated November 1, 2002 between the Company and CDC, each of the Warrants dated November 1, 2002 and December 31, 2002 issued by the Company in favor of CDC, the Investor's Rights Agreement dated November 1, 2002 between the Company and CDC, the Deposit Account Control Agreement dated November 25, 2002 among the Company, CDC, and Comerica Bank, and the Deposit Account Control Agreement dated November 22, 2002 among the Company, CDC, and Venture Banking Group.

            (b) Second Closing. The Lender's obligation to make the loan at the Second Closing is subject to the satisfaction, at or prior to such Closing, of each of the following conditions, any of which may be waived, in whole or in part, by the Lender:

                  (i) No Default. No Event of Default shall have occurred and be continuing on the date of such Closing, or would exist after giving effect to such Closing; provided, however that the Lender, in its sole discretion, may elect to waive this condition to Closing; and provided further that such waiver shall not be deemed a waiver of any such Event of Default for any other purpose.

                  (ii) Governmental Approvals and Filings. Except for any
            notices required or permitted to be filed after the date of such Closing with certain federal and state securities commissions, and the filing of a financing statement with the Delaware Secretary of State, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes and the granting of a perfected security interest in the Collateral in favor of the Lender.

                  (iii) Legal Requirements. The sale and issuance by the
            Company, and the purchase by the Lender, of the Notes shall be legally permitted by all laws and regulations to which the Lender or the Company is subject.

                  (iv) No Adverse Material Change. Since the date of the First
            Closing, there shall not have occurred any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

                  (v) Asset Purchase Agreement. The Asset Purchase Agreement
            shall not have been terminated in accordance with its terms and shall be in full force and effect.

                  (vi) Transaction Documents. The Company shall have duly
            executed and delivered to the Lender a Note in the appropriate face amount as set forth in Section 2(c).

            6. Conditions to Obligations of the Company. The Company's obligation to issue and sell the Notes at each Closing is subject to the fulfillment of the following conditions, any of which may be waived in whole or in part by the Company:

            (a) Representations and Warranties. The representations and warranties made by the Lender in Section 4 hereof shall be true and correct in all material respects on and as of the date of the of such Closing.

            (b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the date of such Closing with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes.

            (c) Legal Requirements. The sale and issuance by the Company, and the purchase by the Lender, of the Notes shall be legally permitted by all laws and regulations to which the Lender or the Company is subject.

            (d) Purchase Price. The Lender shall have delivered to the Company the relevant purchase price in respect of the Notes being purchased by the Lender at such Closing.

            7. Lender Rights.

            (a) Board Representation; Financial Information

                  (i) Board Observation Rights. Effective as of the First
            Closing, a natural person designated by the Lender shall have the right to attend all meetings of the Board of Directors of the Company (the "Board") in a nonvoting observer capacity (until such right is terminated by virtue of the Lender's election under Section 7(a)(ii)), to receive notice of such meetings and to receive the information provided by the Company to the Board, in each case at the same time as it is provided to the members of the Board; provided, however, that in such an observer capacity, the Lender shall, and shall cause its representative to, hold in confidence and trust and to act in a fiduciary manner with respect to all information so received during such meetings or otherwise; and provided further, that the Company reserves the right not to provide information and to exclude the Lender or its representative from any meeting or portion thereof if delivery of such information or attendance at such meeting by the Lender or its representative would result in the disclosure of trade secrets to such holder or its representative or would adversely affect the attorney-client privilege between the Company and its counsel or if the Lender or its representative is a direct competitor of the Company.

                  (ii) Board Seat. At any time following the date of the First
            Closing, provided that the Notes are then outstanding, the Lender may elect to convert its rights set forth in Section 7(a)(i) in exchange for the right to have one natural person designated by the Lender be appointed to serve on the Board. To exercise the right contained in this Section 7(a)(ii), the Lender shall provide notice to the Company regarding its election, in the manner set forth in
            Section 8, which notice shall set forth the name of the Lender's Board designee, together with a Director & Officer Questionnaire in the form and substance reasonably satisfactory to the Company, completed with respect to the Lender's designee. Within two (2) weeks following receipt by the Company of such notice and completed questionnaire, the Board shall consider (whether at a regular or special meeting or by written consent) and, consistent with the Company's Certificate of Incorporation and Bylaws and the Board's fiduciary duties under Delaware law, appoint the Lender's designee to serve as a member of the Board, to serve until such time as his successor has been duly elected and qualified.

                  (iii) Financial Information. Effective upon the First Closing, the Company shall deliver to the Lender (or its designee under Section 7(a)(i) or 7(a)(ii)) the same package of materials (which package includes financial and other confidential Company information) as is delivered to the Board following the completion of each fiscal quarter (the "Quarterly Board Package"). The Quarterly Board Package shall be delivered to the Lender (or its designee under Section 7(a)(i) or 7(a)(ii)) concurrently with its delivery to the Board and shall be held in confidence and trust by Lender (or its designees) as set forth in this Section 7. In addition to such Quarterly Board Package, the Company shall also furnish to the Lender, as soon as practicable after the end of each month and in any event within thirty (30) days thereafter, (a) an unaudited consolidating balance sheet and statement of operations of the Company and its subsidiaries, if any, as of and for the period ending each such month prepared in accordance with generally accepted accounting principles applied on a consistent basis (except
            (i) as otherwise may be indicated in such financial statements or notes thereto or (ii) to extent they may not include footnotes), subject to normal year-end audit adjustments, (b) accounts receivables aging reports for the Company and its subsidiaries as of the end of each such month, and (c) a report that shows the balances of the individual accounts that make up the general ledger of the Company as of the end of each such month.

                  (iv) Termination of Rights. All rights set forth under this
            Section 7(a) shall terminate in their entirety and shall no longer be of any legal effect upon the full payment of the outstanding principal and interest under the Notes, except that any designee of the Lender serving as a member of the Board shall, if so requested by the Board, continue to do so until such time as his successor has been duly elected and qualified.

            (b) Source Code Escrow. Within five (5) business days of the First Closing, the Company shall: (i) cause Lender to be enrolled as a "beneficiary" under, at the election of the Company, either that certain Master Escrow Agreement between Producer and FortKnox, dated as of July 20, 1995 or that certain Master Preferred Escrow Agreement between Data Securities International, Inc. and the Company, dated as of October 21, 2001 (the agreement under which Lender elects to be enrolled under is referred to herein as the "Source Code Escrow Agreement"); and (ii) cause an Event of Default under the Notes to be added as an additional release condition to the Source Code Escrow Agreement; provided, however, that by virtue of the release under the Source Code Escrow Agreement Lender shall have no rights to use, modify, sell, distribute, sell or otherwise dispose of the source code held in escrow under such Source Code Escrow Agreement following an Event of Default other than through a foreclosure sale or bankruptcy proceeding. Lender shall pay all costs directly associated with its enrollment under the Source Code Escrow Agreement.

            (c) Insurance. Lender shall, within two (2) business days following the First Closing, procure an endorsement or rider naming Lender as loss payee and/or additional insured with respect to the Collateral under all of the Company's insurance policies.

            8. Miscellaneous.

            (a) Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and the Lender.

            (b) Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other jurisdiction. EACH OF THE LENDER AND THE COMPANY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

            (c) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

            (d) Successors and Assigns. Subject to the restrictions on transfer described in Sections 8(e) and 8(f) below, the rights and obligations of the Company and the Lender of the Notes shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

            (e) Registration, Transfer and Replacement of the Notes. The Notes issuable under this Agreement shall be registered notes. The Company will keep, at its principal executive offices, books for the registration and registration of transfer of the Notes. Prior to presentation of any Note for registration of transfer, the Company shall treat the Person in whose name such Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in any Note, the holder of any Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company's principal executive offices, and promptly thereafter and at the Company's expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal requested by such holder, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

            (f) Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Lender.

            (g) Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

            (h) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed or delivered via courier to each party as follows:

            if to the Lender, to:

                  Group 1 Software, Inc.
                  4200 Parliament Place, Suite 600
                  Lanham, Maryland, 20706
                  Tel: (301) 918-0400
                  Fax: (301) 918-0430
                  Attention: General Counsel

            with a copy to:

                  Cadwalader, Wickersham & Taft LLP
                  100 Maiden Lane
                  New York, New York 10038
                  Tel: (212) 504-6057
                  Fax: (212) 504-6666
                  Attention: Louis J. Bevilacqua, Esq.

            or if to the Company, to:

                  Sagent Technology, Inc.
                  800 West El Camino Real
                  Suite 300
                  Mountain View, CA, 94040
                  Tel: (650) 815-3100
                  Fax: (650) 815-3500
                  Attention: Chief Executive Officer

            with a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, CA 94304
                  Tel: (650) 493-9300
                  Fax: (650) 493-6811
                  Attention: Stephen M. Welles, Esq.

All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the third business day following the deposit with such service; and (b) when faxed, upon confirmation of receipt.

            (i) Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby, without limitation, all legal fees and expenses, shall be the obligation of the party incurring such expenses; provided, however, that Lender shall be entitled to net against the $5,000,000 purchase price due from the Lender at the First Closing the reasonable fees and expenses, including reasonable attorneys fees and expenses, incurred by the Lender in connection with the preparation and negotiation of this Agreement and the other Transaction Documents, such fees and expenses not to exceed $25,000 in the aggregate.

            (j) Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            (k) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.


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


            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

                                       GROUP 1 SOFTWARE, INC.



                                       By: /s/ Mark D. Funston
                                           -----------------------------------
                                           Name:   Mark D. Funston
                                           Title:  Chief Executive Officer


                                       SAGENT TECHNOLOGY, INC.



                                       By: /s/ Andre Boisvert
                                           -----------------------------------
                                           Name:   Andre Boisvert
                                           Title:  Chairman and CEO